SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 13, 2006

Derma Sciences, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-31070	23-2328753
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	File Number)	identification number)

214 Carnegie Center, Suite 100
Princeton, NJ 08540
(609) 514-4744
(Address including zip code and telephone
number, of principal executive offices)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

        On February 14, 2006 Derma Sciences, Inc. (the “Registrant”) announced that it had on February 13, 2006 entered into an exclusive five-year licensing and manufacturing agreement (“Agreement”) with Comvita New Zealand Limited, based in Paengaroa, New Zealand (“Comvita”) whereby the Registrant will manufacture and distribute in the United States, Canada, South America and Central America wound care products employing Comvita’s proprietary “active honey” technology.

        The Registrant also announced that it contemplated entering into a stock subscription and option agreement with Comvita, upon satisfactory completion by Comvita of its due diligence investigation of the Registrant, whereby: (1) Comvita would agree to purchase 666,667 shares of the Registrant’s common stock, at $0.75 per share, immediately upon the granting of 510K approval by the United States Food and Drug Administration of the honey-based product that is the subject of the aforementioned Agreement, (2) the Registrant would grant Comvita the option to purchase 666,667 shares of the Registrant’s common stock, at $0.75 per share, up to one year from the execution of the Agreement, and (3) the Registrant would grant Comvita the option to purchase 2,000,000 shares of the Registrant’s common stock, at $3.00 per share, up to three years from execution of the Agreement. The Registrant would be required to utilize the proceeds of Comvita’s purchase of the initial 666,667 shares of the Registrant’s common stock for the marketing and sale of the honey-based products that are the subject of the Agreement.

        The Registrant’s press release issued February 14, 2006 relative to the foregoing distribution agreement, stock purchase and stock options is attached hereto as Exhibit 99.01.

Item 9.01. Financial Statements and Exhibits

        (a)  Not applicable
        (b)  Not applicable
        (c)  Exhibits:

                 99.01 — Press Release

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DERMA SCIENCES, INC.

Date: February 15, 2006	By: /s/ John E. Yetter John E. Yetter, CPA Vice President and Chief Financial Officer